                            STOCK PURCHASE AGREEMENT


                                      AMONG


                              SCHULER HOMES, INC.,


                         FALCON DEVELOPMENT CORPORATION,


              MADISON B. GRAVES, JACOB D. BINGHAM, FRED L. AHLSTROM


                                       AND


                                  MARK S. DOPPE

                                 JANUARY 8, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   Purchase and Sale of Target Shares. . . . . . . . . . . . . . . . . . .  12
     (a)  Basic Transaction. . . . . . . . . . . . . . . . . . . . . . . . .  12
     (b)  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     (c)  Purchase Price Adjustments . . . . . . . . . . . . . . . . . . . .  13
     (d)  Warrants Held by Banc One Capital Partners II. . . . . . . . . . .  16
     (e)  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     (f)  Deliveries at the Closing. . . . . . . . . . . . . . . . . . . . .  17
     (g)  Elections. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

3.   Representations and Warranties Concerning the Transaction . . . . . . .  19
     (a)  Representations and Warranties of the Seller and Seller
          Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          (i)     Organization of the Seller . . . . . . . . . . . . . . . .  19
          (ii)    Authorization of Transaction . . . . . . . . . . . . . . .  19
          (iii)   Noncontravention . . . . . . . . . . . . . . . . . . . . .  19
          (iv)    Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . .  20
          (v)     Target Shares. . . . . . . . . . . . . . . . . . . . . . .  20
          (vi)    Financial Statement Liabilities. . . . . . . . . . . . . .  20
          (vii)   Target . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          (viii)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          (ix)    Intercompany Transactions. . . . . . . . . . . . . . . . .  21
     (b)  Representations and Warranties of the Buyer. . . . . . . . . . . .  22
          (i)     Organization of the Buyer. . . . . . . . . . . . . . . . .  22
          (ii)    Authorization of Transaction . . . . . . . . . . . . . . .  22
          (iii)   Noncontravention . . . . . . . . . . . . . . . . . . . . .  22
          (iv)    Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . .  23
          (v)     Investment . . . . . . . . . . . . . . . . . . . . . . . .  23
          (vi)    Due Diligence. . . . . . . . . . . . . . . . . . . . . . .  23

4.   Representations and Warranties Concerning the Target and Its
     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     (a)  Organization, Qualification, and Corporate Power . . . . . . . . .  23
     (b)  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     (c)  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . .  24

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                                                                            Page
                                                                            ----
     (d)  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     (e)  [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . .  25
     (f)  Events Subsequent to Most Recent Fiscal Year End . . . . . . . . .  25
     (g)  Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . .  29
     (h)  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     (i)  Tangible Assets. . . . . . . . . . . . . . . . . . . . . . . . . .  31
     (j)  Owned and Optioned Real Property . . . . . . . . . . . . . . . . .  32
     (k)  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  35
     (l)  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     (m)  Real Property Leases . . . . . . . . . . . . . . . . . . . . . . .  38
     (n)  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     (o)  Notes and Accounts Receivable. . . . . . . . . . . . . . . . . . .  41
     (p)  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . . .  41
     (q)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     (r)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     (s)  Home Warranties. . . . . . . . . . . . . . . . . . . . . . . . . .  43
     (t)  Warranty Liability . . . . . . . . . . . . . . . . . . . . . . . .  43
     (u)  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     (v)  Employee Benefit Plans; ERISA. . . . . . . . . . . . . . . . . . .  44
     (w)  Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     (x)  Environment, Health, and Safety. . . . . . . . . . . . . . . . . .  47
     (y)  Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . .  50
     (z)  Sold Out Projects. . . . . . . . . . . . . . . . . . . . . . . . .  50
     (aa) Park View. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     (ab) [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . .  51
     (ac) Title Insurance; Title Reports; Surveys. . . . . . . . . . . . . .  51
     (ad) Certain Business Relationships with the Target and Its
          Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     (ae) Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     (af) Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     (ag) No Other Representations Regarding Condition of Business . . . . .  51

5.   [Intentionally Deleted] . . . . . . . . . . . . . . . . . . . . . . . .  52

6.   Post-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . .  52
     (a)  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     (b)  Litigation Support . . . . . . . . . . . . . . . . . . . . . . . .  52
     (c)  Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     (d)  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  53
     (e)  Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . .  54

                                                                            Page
                                                                            ----
     (f)  Elections. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     (g)  Notice to Residential Warranty Corporation . . . . . . . . . . . .  55
     (h)  Indemnification Rights Under Asset Purchase Agreement. . . . . . .  55

7.   Conditions to Obligation to Close . . . . . . . . . . . . . . . . . . .  56
     (a)  Conditions to Obligation of the Buyer. . . . . . . . . . . . . . .  56
     (b)  Conditions to Obligation of the Seller . . . . . . . . . . . . . .  60

8.   Remedies for Breaches of This Agreement . . . . . . . . . . . . . . . .  62
     (a)  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     (b)  Indemnification Provisions for Benefit of the Buyer. . . . . . . .  62
     (c)  Indemnification Provisions for Benefit of the Seller . . . . . . .  64
     (d)  Matters Involving Third Parties. . . . . . . . . . . . . . . . . .  65
     (e)  Determination of Loss. . . . . . . . . . . . . . . . . . . . . . .  66
     (f)  Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     (g)  Exclusive Remedies . . . . . . . . . . . . . . . . . . . . . . . .  67

9.   [Intentionally Deleted] . . . . . . . . . . . . . . . . . . . . . . . .  67

10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     (a)  [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . .  67
     (b)  Press Releases and Announcements . . . . . . . . . . . . . . . . .  67
     (c)  No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . .  67
     (d)  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  67
     (e)  Succession and Assignment. . . . . . . . . . . . . . . . . . . . .  67
     (f)  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     (g)  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     (h)  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     (i)  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     (j)  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . .  70
     (k)  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     (l)  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     (m)  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     (n)  Incorporation of Exhibits, Annexes, and Schedules. . . . . . . . .  71
     (o)  Specific Performance . . . . . . . . . . . . . . . . . . . . . . .  71
     (p)  Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . .  71
     (q)  Attorneys' Fees and Costs. . . . . . . . . . . . . . . . . . . . .  72

                                                                            Page
                                                                            ----


Exhibit A  -   [Intentionally Deleted]

Exhibit B  -   Form of Employment Letters

Exhibit C  -   Form of Opinion of Counsel
               to the Seller and Seller Shareholders

Exhibit D  -   Form of Opinion of Counsel
               to the Buyer

Exhibit E  -   Form of Escrow Agreement

Annex I    -   Exceptions to the Seller and Seller
               Shareholders' Representations and
               Warranties Concerning the Transactions

Annex II   -   Exceptions to the Buyer's
               Representations and Warranties
               Concerning the Transaction

Schedule A -   Allocation of Purchase Price

Schedule B -   Obligations of the Target
               and Its Subsidiaries Being
               Terminated

Disclosure -   Exceptions to Representations
Schedule       and Warranties Concerning
               the Target and Its Subsidiaries

                            STOCK PURCHASE AGREEMENT

          Stock Purchase Agreement (the "Agreement"), dated as of January 8, 1997, by and among Schuler Homes, Inc., a Delaware corporation (the "Buyer"), and Falcon Development Corporation, a Nevada corporation (doing business as Juliet Corp. and Juliet Corporation) (the "Seller"), and Madison B. Graves, Jacob D. Bingham, Fred L. Ahlstrom and Mark S. Doppe, shareholders of the Seller (the "Seller Shareholders"). The Buyer, the Seller and the Seller Shareholders are collectively referred to herein as the "Parties."

          The Seller owns all of the outstanding capital stock of Melody Homes, Inc., a Delaware corporation ("Melody") and Melody Mortgage Co., a Colorado corporation ("Melody Mortgage"; Melody and Melody Mortgage are individually and collectively referred to herein as the "Target").

          This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash.

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

          "Accounting Firm" has the meaning set forth in Section 2(c) of this Agreement.

          "Actual Tax Amount" has the meaning set forth in Section 2(c) of this Agreement.

          "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, dues, penalties, fines, costs, damages, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs; provided, however, that Adverse Consequences shall not include the consequential damages of the Buyer for claims against the Seller or Seller Shareholders, unless the Buyer is liable to a third party for such consequential damages.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act.

          "Affiliated Group" has the meaning set forth in Section 1504(a) of the Code.

          "Applicable Rate" means the rate of interest per annum publicly announced from time to time by Bank of America NT&SA at its principal office in California as its prime rate in effect at such time.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction as to which the party making the representation has actual knowledge that it is highly likely to cause a breach of such representation, warranty or covenant.

          "Business" has the meaning set forth in Section 4(ag) of this Agreement.

          "Buyer" has the meaning set forth in the preface to this Agreement.

          "Closing" has the meaning set forth in Section 2(e) of this Agreement.

          "Closing Date" has the meaning set forth in Section 2(e) of this Agreement.

          "COBRA" has the meaning set forth in Section 4(v) of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Conclusive Fourth Quarter Earnings" has the meaning set forth in
Section 2(d) of this Agreement.

          "Conclusive Tax Amount" has the meaning set forth in Section 2(c) of this Agreement.

          "Conclusive Withdrawal Amount" has the meaning set forth in
Section 2(c) of this Agreement.

          "Confidential Information" means any and all information concerning the businesses and affairs of the Target and its Subsidiaries, however documented.

          "Covenant Not to Compete" has the meaning set forth in Section 6(e) of this Agreement.

          "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Section 1.1502-13.

          "Disclosure Schedule" has the meaning set forth in Section 4 of this Agreement.

          "Employment Letters" means agreements effective upon the Closing which shall be executed between the Target and each of Messrs. David L. Oyler, James Henry, James Ferraro, Orin E. Nobbe and Gary L. Duke (each an "Employee"), in form and substance satisfactory to the Employee and the Buyer. Employment Letters shall be in the form of EXHIBIT B.

          "Encumbrances" means with respect to any asset, any claim, lien, pledge, option, charge, easement, Security Interest, right-of-way, encroachment, encumbrance or other rights of third parties, whether voluntarily incurred or arising by operation of law, affecting such asset.

          "Environmental Indemnities" means (a) that certain Environmental Indemnity, dated as of September 13, 1996, made by the Target, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, executed pursuant to the Construction Loan Agreement, dated as of September 13, 1996, between the Falcon Homes and U.S. Bank of Nevada, (b) that certain Environmental Indemnity, dated as of

October 7, 1996, made by the Target, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, executed pursuant to the Construction Loan Agreement, dated as of October 7, 1996, between the Falcon Homes and U.S. Bank of Nevada, (c) that certain Environmental Indemnity, dated as of December 5, 1996, made by the Target, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, executed pursuant to the Construction Loan Agreement, dated as of December 5, 1996, between the Falcon Homes and U.S. Bank of Nevada, (d) that certain Environmental Indemnity, dated as of August 30, 1996, made by the Target, Falcon Homes, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, executed pursuant to the Construction Loan Agreement, dated as of August 30, 1996, between Tara Villas and U.S. Bank of Nevada, and (e) that certain Environmental Indemnity, dated as of November 19, 1996, made by the Target, Falcon Homes, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, executed pursuant to the Construction Loan Agreement, dated as of November 19, 1996, between Tara Villas and U.S. Bank of Nevada.

          "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, the Emergency Planning and Community Right-to-Know Act of 1986, the Superfund Amendments and Reauthorization Act of 1986, Title III, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Colorado Hazardous Substances Act of 1973, the State Hazardous Waste Siting Act, the Colorado Underground Storage Tank Act, the Colorado Water Quality Control Act, the Colorado Air Quality Control Act and the Class 3 Public Nuisance, each as amended or supplemented, or any other federal, state or local law, common law, statute, ordinance, or rule or regulation now in effect which pertains to public health and safety, industrial hygiene, the Release or threatened Release of any Hazardous Substance, the generation, storage, transportation or disposal of any Hazardous Substance, or the regulation or protection of the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

          "Estimated Tax Amount" has the meaning set forth in Section 2(c) of this Agreement.

          "Excess Loss Account" has the meaning set forth in Treasury Regulation
Section 1.1502-19.

          "Facility" means a physical facility owned, leased, operated or occupied by the Target or its Subsidiaries and used by the Target or its Subsidiaries' employees in the conduct of its business operations but does not include temporarily maintained structures such as construction trailers or huts.

          "Falcon Homes" means Falcon Homes, Inc., a Nevada corporation.

          "Fee Owned Property" has the meaning set forth in Section 4(j) of this Agreement.

          "Financial Statement" has the meaning set forth in Section 7(a) of this Agreement.

          "Fourth Quarter Earnings" has the meaning set forth in Section 2(d) of this Agreement.

          "Fox Creek" means Fox Creek Farm, LLC, a Colorado limited liability company.

          "GAAP" means the United States generally accepted accounting principles as in effect from time to time.

          "Guarantees" means (a) that certain Guarantee, dated as of September 13, 1996, made by the Target, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, guaranteeing the obligations of Falcon Homes, under that certain Construction Loan Agreement, dated as of September 13, 1996, between Falcon Homes and U.S. Bank of Nevada, (b) that certain Guarantee, dated as of October 7, 1996, made by the Target, Debra Ahlstrom, Francine H. Bingham, Susan

Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, guaranteeing the obligations of Falcon Homes under that certain Construction Loan Agreement, dated as of October 7, 1996, between Falcon Homes and U.S. Bank of Nevada, (c) that certain Guarantee, dated as of December 5, 1996, made by the Target, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, guaranteeing the obligations of the Falcon Homes under that certain Construction Loan Agreement, dated as of December 5, 1996, between the Falcon Homes and U.S. Bank of Nevada,
(d) that certain Guarantee, dated as of August 30, 1996, made by the Target, Falcon Homes, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, guaranteeing the obligations of Tara Villas, under that certain Construction Loan Agreement, dated as of August 30, 1996, between Tara Villas and U.S. Bank of Nevada, and
(e) that certain Guarantee, dated as of November 19, 1996, made by the Target, Falcon Homes, Debra Ahlstrom, Francine H. Bingham, Susan Graves, the Seller and the Seller Shareholders in favor of U.S. Bank of Nevada, guaranteeing the obligations of Tara Villas, under that certain Construction Loan Agreement, dated as of November 19, 1996, between Tara Villas and U.S. Bank of Nevada.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

          "Hazardous Substance" means (i) any oil, petroleum or petroleum derived substance, any flammable substance or explosive, any radioactive material, any hazardous waste or substance, any toxic waste or substance or any other pollutant which cause any real property ever owned, leased or operated by the Target or its Subsidiaries to be in violation of any Environmental Law, (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, or any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (iii) any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances" or words of similar import under any applicable local, state or federal law in effect prior to Closing or under the regulations adopted or publications promulgated pursuant thereto in effect prior to Closing, including, without limitation, the statutes referenced in the definition of Environmental Law;
and (iv) any pollutant or contaminant as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 in effect prior to Closing.

          "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          "Indemnified Party" has the meaning set forth in Section 8(d) of this Agreement.

          "Indemnifying Party" has the meaning set forth in Section 8(d) of this Agreement.

          "Intellectual Property" means all (a) registered and unregistered trademarks, service marks, trade dress, logos, fictional business names, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights in both published and unpublished works and registrations and applications for registration thereof, (c) rights in mask works and registrations and applications for registration thereof, (d) computer software, technical information, data, and documentation, (e) trade secrets and confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, blue prints, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (f) other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium).

          "Liability" means any liability (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Lowe Enterprises" means Lowe Enterprises Residential Partners, a California limited partnership.

          "Lowe Enterprises Loans" means loans made by Lowe Enterprises to the Target or its Subsidiaries pursuant to (A) the Loan Agreement, dated as of May 7, 1996, by and between the Target, Lowe Enterprises and Woodbridge Station, LLC, and (B) the Loan Agreement, dated as of June 28, 1996, by and between the Target, Lowe Enterprises and Fox Creek Farms, LLC.

          "Melody" has the meaning set forth in the preface of this Agreement.

          "Melody Loan Rate" means the rate of interest per annum to be paid by Melody pursuant to that certain Loan Agreement, dated as of December 18, 1993, by and between Melody and Bank One, Arizona, National Association, a national banking association.

          "Melody Mortgage" means Melody Mortgage Co., a Colorado corporation.

          "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

          "Most Recent Financial Statements" has the meaning set forth in
Section 7(a) of this Agreement.

          "Most Recent Fiscal Month End" has the meaning set forth in
Section 7(a) of this Agreement.

          "Most Recent Fiscal Year End" has the meaning set forth in
Section 7(a) of this Agreement.

          "Multiemployer Plan" has the meaning set forth in ERISA
Section 4001(a)(3).

          "Optioned Real Property" has the meaning set forth in Section 4(j) of this Agreement.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice and action taken in the ordinary course of the normal day-to-day operations.

          "Park View" means Park View Meadows, LLC, a Colorado limited liability company.

          "Party" has the meaning set forth in the preface of this Agreement.

          "Pension Plan" has the meaning set forth in Section 4(v) of this Agreement.

          "Permitted Encumbrances" means (i) statutory liens for current taxes or assessments not yet due or delinquent, (ii) mechanics, carriers, workers, repairers and other similar liens arising or incurred in the ordinary course of business and not yet due or delinquent, and (iii) Encumbrances set forth in the preliminary title reports issued by Land Title Company with respect to each of the Fee Owned Properties which title reports are identified in the Disclosure Schedule.

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

          "Purchase Price" has the meaning set forth in Section 2(b) of this Agreement.

          "Release" means any release, spill, emission, leaking, pumping, pouring, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance in, by, from or related to any real property ever owned, leased, or operated by the Target or its Subsidiaries into the indoor or outdoor environment, including through the air, soil, surface water or groundwater.

          "Required Leases" means the (i) Indenture of Lease (office lease), dated August 1, 1995, between Golden Hill Partnership, as landlord, and the Seller, as Tenant, for the premises known and described as 12600 W. Colfax Avenue Suite A-140 (1,936 R.S.F.) Lakewood, Colorado 80215, (ii) Indenture of Lease (office lease), dated October 30, 1994, between Academy Park Commons Partnership, as landlord, and the Seller, as Tenant, for the premises known and described as Suite 101 (2,470 R.S.F.) 2801

Youngfield Street, Golden, Colorado 80401, and (iii) Master Equipment Lease Agreement, dated October 27, 1989, between First Security Leasing Company of Nevada, as lessor, and the Seller, as lessee, for the equipment described on Exhibit A to the Lease Schedule dated May 23, 1994.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

          "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Seller" has the meaning set forth in the preface of this Agreement.

          "Seller Shareholders" has the meaning set forth in the preface of this Agreement.

          "Series A Preferred Stock" means the shares of Series A Preferred Stock, no par value per share, of the Seller.

          "Subsidiary" means with respect to any person, corporation, limited liability company or partnership, business trust, association, company, joint venture, partnership or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the parent of such entity or one or more subsidiaries of the parent of such entity.

          "Tara Villas" means Tara Villas Limited Partnership, a Nevada limited partnership.

          "Target" has the meaning set forth in the preface of this Agreement.

          "Target ERISA Affiliate" has the meaning set forth in Section 4(v) of this Agreement.

          "Target Refund" has the meaning set forth in Section 2(d) of this Agreement.

          "Target Share" means any share of the Common Stock, par value $.01 per share, of Melody and any share of the Common Stock, no par value per share, of Melody Mortgage.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, any tax arising as a result of Treasury Reg. Section 1.1502-6 (because the Target or Subsidiary once was a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than any of the Target and its current Subsidiaries also was a member of the Affiliated Group), any tax arising under any tax-sharing or tax allocation agreement or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Title Policy" means the commitment to issue a title insurance policy or the title insurance policy issued to the insured party named therein as listed on Section 4(ac) of the Disclosure Schedule.

          "U.S. Bank of Nevada" means U.S. Bank of Nevada, a Nevada state-chartered commercial bank.

          "Welfare Plan" has the meaning set forth in Section 4(v) of this Agreement.

          "Withdrawal Amount" has the meaning set forth in Section 2(c) of this Agreement.

          "Woodbridge" means Woodbridge Station, LLC, a Colorado limited liability company.

          2.   PURCHASE AND SALE OF TARGET SHARES.

               (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Target Shares for the consideration specified in this Section 2. The unadjusted purchase price to be paid by the Buyer to the Seller hereunder is $27,775,000.

               (b) PURCHASE PRICE. The Buyer agrees to pay to the Seller $23,669,346 (which amount reflects the adjustments set forth in Section 2(c)(i) and (ii), subject to further adjustment in accordance with Section 2(c)(iii) herein, for the Target Shares and $1,000,000 for a Covenant Not to Compete as provided in Section 6(e) (together, the "Purchase Price"). The payment to the Seller for the Target Shares and its Covenant Not to Compete shall be made by delivery of $24,669,346 in cash payable on the Closing Date by wire transfer or delivery of other immediately available funds. The Purchase Price shall be allocated as set forth on SCHEDULE A (which schedule reflects estimated amounts to be adjusted in accordance with Sections 2(g) and 6(f)).

               (c)  PURCHASE PRICE ADJUSTMENTS.

                    (i) The Purchase Price was reduced at Closing in the amount of $4,666,005, which amount represents any and all amounts the Seller and Seller Shareholders have withdrawn or caused to be withdrawn by distribution, dividend or otherwise, including any and all amounts used to pay off Lowe Enterprises Loans, from the Target or its Subsidiaries for any reason during the period commencing on July 1, 1996 and ending at Closing (the "Withdrawal Amount"); provided, however, that the Withdrawal Amount shall not include $5,579,021 paid to Lowe Enterprises by the Seller at the time of Closing; provided further that the Withdrawal Amount shall not include $1,361,328 withdrawn by the Seller to pay for the corporate tax liability of the Seller with respect to the earnings of the Target and its Subsidiaries for the period commencing on July 1, 1996 and ending on the Closing Date; provided further that the Withdrawal Amount shall not include any amounts withdrawn by the Seller from the three bank accounts of Melody Mortgage located in Las Vegas and identified by the following account numbers: (x) Bank of America (Las Vegas) - 990104374; (y) US Bank (Las Vegas) - 9500004982; and (z) Bank One Arizona 0 10764848 (the "Falcon Mortgage Accounts"); the Buyer shall cooperate in good faith with the Seller to effect the transfer of the Falcon Mortgage Accounts to the Seller after the Closing; provided, further that such amount was calculated, for the period of July 1, 1996 through September 30, 1996, on the basis of 38.25% of the pre-tax income of Target (determined for book purposes as $2,643,994), before allocation of any management fees, for such period and, plus for the period commencing on October 1, 1996 and ending on the Closing Date, an estimated amount of $350,000 (the "Estimated Tax Amount"). The Seller shall notify the Buyer within sixty (60) days of the Closing Date of the Mutually Agreed Tax Liability of the Seller with respect to the period commencing on October 1, 1996 and ending on the Closing Date (the "Actual Tax Amount"). Subject to Section 2(c)(iii), in the event that the Actual Tax Amount is greater than the Estimated Tax Amount set forth in
     Section 2(c)(i), the Buyer shall pay to the Seller within ninety (90) days of the Closing Date an aggregate amount equal to the difference between the Actual Tax Amount and the

     Estimated Tax Amount, and in the event that the Actual Tax Amount is less than the Estimated Tax Amount set forth in Section 2(c)(i), the Seller shall pay to the Buyer within ninety (90) days of the Closing Date an amount equal to the difference between the Estimated Tax Amount and the Actual Tax Amount. If there is a dispute as to the Withdrawal Amount, such payments relating to the Actual Tax Amount may be withheld pending the determination of a Conclusive Withdrawal Amount (as defined below) even if there is no dispute as to the Actual Tax Amount. For purposes hereof, "Mutually Agreed Tax Liability" shall mean 38.25% of the pre-tax income of Target (determined for book purposes) before allocation of any management fees. The Parties acknowledge that an income tax credit in an estimated amount of $300,000 of the Seller as of the Closing shall be available to the Seller following the Closing.

                    (ii) The Purchase Price was increased at Closing in the amount of $1,560,351, which represents any and all amounts advanced to the Target or its Subsidiaries under the Lowe Enterprises Loans in excess of $3,141,204 outstanding at September 30, 1996, provided that such amounts advanced are an asset of the Target or its Subsidiaries at the Closing, and provided that the Lowe Enterprises Loans are paid off at the Closing out of the proceeds to the Seller.

                    (iii) In the event that the Buyer disagrees with the aggregate dollar amount of the Withdrawal Amount or the Actual Tax Amount, it shall so notify the Seller in writing within ninety (90) days of the Closing Date. The Seller and the Buyer shall cooperate in good faith to resolve such disagreement. If any such disagreement is not resolved within thirty (30) days of the receipt of such notice, the Seller's independent public accountants, Arthur Andersen LLP, and the Buyer's independent public accountants, Ernst & Young LLP, shall review the respective calculations of the Withdrawal Amount and/or the Actual Tax Amount, as the case may be, by the Seller and the Buyer in order to resolve such disagreement. If such disagreement is not resolved by Arthur Andersen LLP and Ernst & Young LLP within thirty (30) days of the engagement of Arthur Andersen LLP and Ernst & Young LLP for such purpose, the disagreement shall be submitted for resolution to a "national" accounting firm mutually acceptable to both the Seller and the Buyer (the "Accounting Firm"). The Accounting Firm shall make a determination on the disagreement so submitted and shall make a modification to the Withdrawal Amount and/or the Actual Tax Amount, as the case may be, to reflect such determination, and the same shall be conclusive and binding upon the Parties (the "Conclusive Withdrawal Amount" or the "Conclusive Tax Amount," as the case may be). If the Conclusive Withdrawal Amount is greater than the Withdrawal Amount set forth in
     Section 2(c)(i), the Seller shall pay to the Buyer within five (5) days of the determination of the Conclusive Withdrawal Amount an aggregate amount equal to the difference between the Conclusive Withdrawal Amount and the Withdrawal Amount. If the Conclusive Withdrawal Amount is less than the Withdrawal Amount set forth in Section 2(c)(i), the Buyer shall pay to the Seller within five (5) days of the determination of the Conclusive Withdrawal Amount an aggregate amount equal to the difference between the Withdrawal Amount and the Conclusive Withdrawal Amount. If the Conclusive Tax Amount is greater than the Estimated Tax Amount set forth in
     Section 2(c)(i), the Buyer shall pay to the Seller within five (5) days of the determination of the Conclusive Tax Amount an aggregate amount equal to the difference between the Conclusive Tax Amount and the Estimated Tax Amount. If the Conclusive Tax Amount is less than the Estimated Tax Amount set forth in Section 2(c)(i), the Seller shall pay to the Buyer within five
     (5) days of the determination of the Conclusive Tax Amount an aggregate amount equal to the difference between the Estimated Tax Amount and the Conclusive Tax Amount. The Parties agree that any resolution of any disagreement pursuant to this Section 2(c)(iii) shall be made no later than six (6) months after the Closing Date. The fees and expenses of the Accounting Firm shall be shared equally by the Seller and the Buyer. The determination of earnings in this Section 2(c) shall be made on the same basis as the audited financial statements of the Target for the quarter ended September 30, 1996; provided that such earnings shall not include any income or gain arising from the transactions contemplated by this Agreement (including without limitations, any gain arising as a result of the election under Section 338(h)(10) of the Code).

               (d) WARRANTS HELD BY BANC ONE CAPITAL PARTNERS II. At the Closing, $800,000 shall be paid to Bank One Capital Partners II to redeem the warrants held by Bank One Capital Partners II pursuant to that certain Series 1993 Warrant to Purchase Shares of Common Stock of the Seller, such payment to be made as follows: (i) the Seller shall pay $100,000; (ii) the Buyer shall pay $450,000 on behalf of the Seller; and (iii) the Seller shall cause the Target to pay $250,000. In the event that the net income (after tax and calculated in accordance with GAAP) of the Target for the period commencing on October 1, 1996 and ending on December 31, 1996 (the "Fourth Quarter Earnings") is less than $693,000, then the Buyer shall so notify the Seller in writing within ninety
(90) days of the Closing Date, and the Seller shall reimburse the Target within five (5) days an amount equal to fifty percent (50%) of the difference between $693,000 and the Fourth Quarter Earnings (the "Target Refund"). In no event shall the Target Refund exceed $125,000. In the event that the Seller disagrees with the amount of the Fourth Quarter Earnings used in the Buyer's calculations of the Target Refund, the Seller shall so notify the Buyer in writing within thirty (30) days of the Seller's receipt of the Buyer's calculation of the Fourth Quarter Earnings. The Seller and the Buyer shall cooperate in good faith to resolve such disagreement. If any such disagreement is not resolved within thirty (30) days of the receipt of such notice, the Seller's independent public accountants, Arthur Andersen LLP, and the Buyer's independent public accountants, Ernst & Young LLP, shall review the respective calculations of the Fourth Quarter Earnings by the Seller and the Buyer in order to resolve such disagreement. If such disagreement is not resolved by Arthur Andersen LLP and Ernst & Young LLP within thirty (30) days of the engagement of Arthur Andersen LLP and Ernst & Young LLP for such purpose, the disagreement shall be submitted for resolution to an Accounting Firm. The Accounting Firm shall make a determination on the disagreement so submitted and shall make a modification to the Fourth Quarter Earnings to reflect such determination, and the same shall be conclusive and binding upon the Parties (the "Conclusive Fourth Quarter Earnings"). The determination of the Fourth Quarter Earnings shall be made on the same basis as the audited financial statements of the Target for the quarter ended September 30, 1996.

          In the event the Conclusive Fourth Quarter Earnings are less than $693,000, the Seller shall pay to the Target within five

(5) days of the determination of the Conclusive Fourth Quarter Earnings, an amount equal to fifty percent (50%) of the difference between $693,000 and the Conclusive Fourth Quarter Earnings. In no event shall the Seller's refund to the Target under this Section 2(d) exceed $125,000. The Parties agree that any resolution of any disagreement pursuant to this Section 2(d) shall be made no later than six (6) months after the Closing Date. The fees and expenses of the Accounting Firm shall be shared equally by the Seller and the Buyer. For income tax purposes, the payment of the $450,000 by the Buyer under this Section 2(d) shall be treated as part of the Purchase Price of the Target Shares and shall be included in calculating the amount of SCHEDULE A, and all Parties shall report the payment accordingly.

               (e) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, One Market, Spear Street Tower, San Francisco, CA 94105, commencing at 10:00 a.m. local time on January 7, 1997, or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

               (f)  DELIVERIES AT THE CLOSING.  At the Closing:

                     (i) Seller will deliver to Buyer:

                         (A) the various certificates, instruments, and documents referred to in Section 7(a) herein;

                         (B) stock certificates, representing all of the Seller's Target Shares, endorsed in blank or accompanied by duly executed assignment documents; and

                    (ii) Buyer will deliver to Seller:

                         (A) the various certificates, instruments, and documents referred to in Section 7(b) herein; and

                         (B)  the consideration specified in Section 2(b) above.

          (g)  ELECTIONS.

                     (i) The Seller and the Buyer agree jointly to make an election under Section 338(h)(10) of the Code and corresponding elections under state and local laws, as applicable. The Buyer and the Seller agree to take any and all further actions necessary to cause the purchase of the Target Shares as herein contemplated to be treated as an acquisition of the Target's assets for federal, state and local tax purposes. The Seller shall allocate the Purchase Price upon such deemed sale of assets for tax purposes among the Target's assets on such reasonable basis as is proposed by the Buyer, an estimate (the "Estimate") for which is provided on SCHEDULE A. To the extent that there is any deviation in the Purchase Price (due, among other reasons, to adjustments for distributions and borrowings under the Lowes Enterprises Loans the amount of costs incurred in connection with the Closing or the balance of stockholders equity on the Closing Date) from the Estimate set forth on SCHEDULE A, the allocation of the Purchase Price to inventory and goodwill shall be adjusted and the Estimate shall be finalized by the Buyer and provided to the Seller within one hundred twenty (120) days of the Closing Date. The final determination of the allocation of the Purchase Price shall be made upon the closing of the books and shall be included in a revised SCHEDULE A which shall be attached to and made a part of this Agreement.

                    (ii) In the event a Section 338(h)(10) election is not allowable for Colorado income tax purposes, the Seller shall refund to the Buyer the dollar amount of the tax benefits which would otherwise have been available to the Buyer if such election had been allowable; provided, however, that such refund amount shall not exceed the amount of Colorado income taxes the Seller and/or the Seller Shareholders are not required to pay (or are entitled to receive a refund with respect to) by virtue of the disallowance of the Section 338(h)(10) election. Such refund shall be made promptly upon the disallowance of a Section 338(h)(10) election by Colorado taxing authorities.

          3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

               (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLER SHAREHOLDERS. The Seller and Seller Shareholders represent and warrant to the Buyer the following statements in this Section 3(a), except as set forth in ANNEX I attached hereto:

                     (i) ORGANIZATION OF THE SELLER. The Seller is duly organized, validly existing, and in good standing under the laws of the state of Nevada. Each of Juliet Corp. and Juliet Corporation is a d/b/a of the Seller and instruments, documents and agreements that have been executed by the Seller in the name of Juliet Corp. or Juliet Corporation are instruments, documents and agreements of the Seller;

                    (ii) AUTHORIZATION OF TRANSACTION. The Seller has full corporate power and authority and Seller Shareholders have full power and authority to execute, deliver and perform this Agreement and the transactions contemplated to occur under or in connection with this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller and Seller Shareholders, enforceable in accordance with its terms and conditions. The Seller and Seller Shareholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as may be required by the Hart-Scott-Rodino Act;

                   (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller or Seller Shareholders are subject or any provision of the Seller's charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, other arrangement to which the Seller or Seller Shareholders are a party or by which it is bound or to which any of its assets are subject; provided, however, that the foregoing shall not apply unless a claim pursuant to a breach of this
     Section 3(a)(iii) exceeds $100,000;

                    (iv) BROKERS' FEES. The Seller and Seller Shareholders have no Liability (whether known or unknown) or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated;

                     (v) TARGET SHARES. The Seller holds of record and owns beneficially the number of Target Shares set forth in Section 4(b) of this Agreement (which Target Shares constitute all of the issued and outstanding Target Shares of the Target), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. The Seller is not a party to any option, warrant, right, contract, call, put, or other agreement, or commitment providing for the disposition or acquisition of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target;

                    (vi) FINANCIAL STATEMENT LIABILITIES. As of September 30, 1996, to the best actual knowledge of the Seller Shareholders (after a reasonable investigation), neither the Seller, the Seller Shareholders nor any director, officer or employee of the Seller (the "Seller Group") has taken any action to cause a Liability or other obligation, which would have otherwise been a Liability or obligation of the Seller, Seller Shareholder or any affiliate of Seller or the Seller Shareholders and which Liability or obligation would be required to be disclosed in financial statements prepared in accordance with GAAP ("Financial Statement Liabilities") without regard to any materiality standard (other than any Financial Statement Liability disclosed in the September 30, 1996 Financial Statements or in this Agreement or on the Disclosure Schedule), to become a Liability or obligation of the Buyer or the Target. To best actual knowledge of the Seller Shareholders (after a reasonable investigation), since September 30, 1996, the Seller Group has not caused the Target to incur additional Financial Statement Liabilities other than in the Ordinary Course of Business.

                   (vii) TARGET. The Target has no operations, businesses, assets, Liabilities, contracts, agreements, or other rights or obligations existing outside of the state of Colorado.

                  (viii) TAXES. The Target and its Subsidiaries have no Liability (known or unknown) arising under Reg. Section 1.1502-6 (because the Target or Subsidiary once was a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than any of the Target and its current Subsidiaries also was a member of the Affiliated Group). All Taxes owed by any of the Seller, Target and their Subsidiaries (whether or not shown on any Tax Return) with respect to all periods through the Closing Date have been paid or will be paid by the Seller.

                    (ix) INTERCOMPANY TRANSACTIONS. The Seller and the Seller Shareholders hereby represent and agree that (i) immediately prior to the Closing Date any and all amounts considered as "Due to Parent Company" on the balance sheet of the Target (including but not limited to the amounts set forth at June 30, 1996 and September 30, 1996 in the audited financial statements) shall be deemed contributions to capital of the Target and, under no circumstances, shall such amounts be payable by the Target or the Buyer to the Seller or the Seller Shareholders after the Closing Date, and
     (ii) from and after June 30, 1996, any and all agreements or contracts between the Seller and the Target (including but not limited to management agreements) shall be deemed null and void and under no circumstances shall any obligations thereunder continue as obligations of the Target or the Buyer after the Closing Date.

               (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller the following statements in this
Section 3(b), except as set forth in ANNEX II attached hereto:

                     (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware;

                    (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute, deliver and perform this Agreement and the transactions contemplated to occur under or in connection with this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as may be required by the Hart-Scott-Rodino Act;

                   (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject; provided, however, that the foregoing shall not apply unless a claim pursuant to a breach of this Section 3(a)(iii) exceeds $100,000;

                    (iv) BROKERS' FEES. The Buyer has no Liability (whether known or unknown) or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated;

                     (v) INVESTMENT. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; and

                    (vi) DUE DILIGENCE. The Buyer has no actual knowledge (defined for this purpose as the actual knowledge of James K. Schuler and Pamela S. Jones) of any facts which constitute a material breach by the Seller or the Seller Shareholders of their representations or warranties or their covenants set forth in Section 6 of this Agreement as of the Closing Date.

          4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET AND ITS SUBSIDIARIES. The Seller represents and warrants to the Buyer, solely to the actual knowledge of the Seller Shareholders, the statements contained in this
Section 4, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 4. The Parties agree that any matters or information disclosed in a section of the Disclosure Schedule to this Agreement shall be deemed disclosed and shall modify only that identified subsection of this Section 4 and not any other subsection.

               (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Target and its Subsidiaries is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to qualify in any such jurisdiction would not have a material adverse effect on the Target and its Subsidiaries taken as a whole. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers or managers of each of the Target and its Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws or articles of organization and operating agreement of each of the Target and its Subsidiaries, as amended to date. The minute books containing the records of meetings of the stockholders or members, the board of directors, and any committees of the board of directors, the managers, the stock certificate books, and the stock record books (as applicable for each corporation or limited liability company) of each of the Target and its Subsidiaries are correct and complete. None of the Target and its Subsidiaries is in default under or in violation of any provision of its charter, bylaws, articles of organization or operating agreement (as applicable for each corporation or limited liability company).

               (b) CAPITALIZATION. The entire authorized capital stock of the Target consists of (i) 1,000 shares of common stock of Melody, of which 100 shares are issued and outstanding, and (ii) 1,000 shares of common stock of Melody Mortgage, of which 100 shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Target is a party or which are binding upon the Target providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Target. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Target.

               (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter, bylaws, articles of organization or operating agreement (as applicable for each corporation or limited liability company) of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as may be required by the Hart-Scott-Rodino Act.

               (d) SUBSIDIARIES. Section 4(d) of the Disclosure Schedule sets forth for each Subsidiary of the Target (as applicable for each corporation or limited liability company): (i) its name and jurisdiction of incorporation or organization; (ii) the number of (x) shares of authorized capital stock of each class of its capital stock or (y) authorized member shares; (iii) the number of issued and outstanding (x) shares of each class of its capital stock or (y) member shares, the names of the holders thereof, and the number of shares held by each such holder; and (iv) the number of (x) shares of its capital stock or
(y) member shares held in treasury. All of the issued and outstanding shares of capital stock or member shares of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. Following the transfer to the Target of the Seller's entire ownership interest in Woodbridge, Fox Creek and Park View as provided in this Agreement, the Target and its Subsidiaries shall hold of record and own beneficially all of the outstanding shares or member shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any of the Target and its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition, or acquisition of any capital stock or member shares of any Subsidiary of the Target. There are no outstanding stock appreciation, phantom stock, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or member shares of any Subsidiary of the Target. The Target does not control directly or indirectly or have any direct or indirect equity participation in any corporation, limited liability company, partnership, trust, or other business association which is not a Subsidiary of the Target.

               (e)  [Intentionally Deleted]

               (f) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End:

                     (i) none of the Target and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                    (ii) none of the Target and its Subsidiaries has entered into any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) either involving more than $100,000 or outside the Ordinary Course of Business;

                   (iii) no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified, or cancelled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) either involving more than $100,000 or outside the Ordinary Course of Business to which any of the

     Target and its Subsidiaries is a party or by which any of them is bound;

                    (iv) none of the Target and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

                     (v) none of the Target and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

                    (vi) none of the Target and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

                   (vii) none of the Target and its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $100,000 singly or $100,000 in the aggregate or outside the Ordinary Course of Business;

                  (viii) none of the Target and its Subsidiaries has delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

                    (ix) none of the Target and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

                     (x) none of the Target and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                    (xi) there has been no change made or authorized in the charter or bylaws of any of the Target and its Subsidiaries;

                   (xii) none of the Target and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock or member shares, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock or member shares;

                  (xiii) none of the Target and its Subsidiaries has declared, set aside, or paid any dividend or distribution with respect to its capital stock or member shares or redeemed, purchased, or otherwise acquired any of its capital stock or member shares;

                   (xiv) none of the Target and its Subsidiaries has experienced any damage, destruction, or loss in excess of $100,000 or outside the Ordinary Course of Business (whether or not covered by insurance) to its property;

                    (xv) none of the Target and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                   (xvi) none of the Target and its Subsidiaries has intentionally entered into any employment contract or collective bargaining agreement, written or oral, or materially modified the terms of any existing such contract or agreement other than the Employment Letters;

                  (xvii) none of the Target and its Subsidiaries has granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

                 (xviii) none of the Target and its Subsidiaries has adopted any
     (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension,
     (E) retirement, (F) medical, hospitalization, life, or other insurance,
     (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

                   (xix) none of the Target and its Subsidiaries has made any other change in employment terms outside the Ordinary Course of Business for any of its directors, officers, and employees;

                    (xx) none of the Target and its Subsidiaries has made or pledged to make any charitable contribution outside the Ordinary Course of Business;

                   (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Target and is Subsidiaries; and

                  (xxii) none of the Target and its Subsidiaries has committed to any of the foregoing.

               (g) UNDISCLOSED LIABILITIES. Except with regard to environmental, health and safety matters which are covered exclusively by
Section 4(x) and ERISA matters which are covered exclusively by Section 4(v), none of the Target and its Subsidiaries has any Liability (and there is no Basis for any present of future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Financial Statements (including any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

               (h)  TAX MATTERS.

                     (i) Each of the Seller, Target and their Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Seller, Target and their Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Seller, Target and their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing to Seller, Target or any Subsidiaries (or orally pursuant to an audit or other inquiry) by an authority in a jurisdiction where any of the Seller, Target and their Subsidiaries does not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Seller, Target and their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.


                    (ii) Each of the Seller, Target and their Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                   (iii) There is no dispute or claim concerning any Tax Liability of any of the Seller, Target and their Subsidiaries either claimed or raised by any authority either orally or in writing.
     Section 4(h) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Seller, Target and their Subsidiaries for taxable periods ended on or after June 30, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Seller, Target and their Subsidiaries since June 30, 1996.

                    (iv) None of the Seller, Target and their Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                     (v) None of the Seller, Target and their Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Seller, Target and their Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Each of the Seller, Target and their Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
     Section 6662. None of the Seller, Target and their Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Seller, Target and their Subsidiaries ever has been (or has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group other than Seller's Affiliated Group.

                    (vi) Section 4(h) of the Disclosure Schedule sets forth the following information with respect to each of the Target and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of each Target or Subsidiary in its assets; (B) the basis of each Target in its stock or other interest in any Subsidiary (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target or Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Target or Subsidiary arising out of any Deferred Intercompany Transaction.

                   (vii) The unpaid Taxes of the Target and its Subsidiaries do not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Most Recent Balance Sheet (including any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller, Target and their Subsidiaries in filing their Tax Returns.

               (i) TANGIBLE ASSETS. Each of the Target and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from patent defects, has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear). Notwithstanding any other provision of this Agreement, the Seller makes no warranty as to the condition of soil, drainage or erosion on the Fee Owned Property or the Optioned Real Property and the Buyer acknowledges that the soils on most or all of the parcels comprising the Fee Owned Property or the Optioned Real Property and on real property on which the Target and its predecessors (including Melody Homes, a division of Singer Housing Company) have previously built houses are expansive, and the Buyer assumes responsibility for determining the necessity and manner of addressing any special arrangements required in connection with, or any limitation on, the use of the Fee Owned Property and the Optioned Real Property which are necessary or arise by reason of the expansive soils.

               (j) OWNED AND OPTIONED REAL PROPERTY. Section 4(j) of the Disclosure Schedule lists and describes briefly all real property owned in fee by the Target and its Subsidiaries (the "Fee Owned Property") and options held by the Target or its Subsidiaries to purchase specified real property for current and planned projects ("Optioned Real Property").

                     (i) With respect to each such parcel of Fee Owned Property:

                         (A) the identified owner has good and marketable title to the Fee Owned Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for the Permitted Encumbrances;

                         (B)  there are no (1) pending or threatened
          condemnation proceedings relating to the property, (2) pending or threatened litigation or administrative actions relating to the property, or (3) other matters materially affecting adversely the current use, occupancy, or value thereof;

                         (C) the legal description for the parcel contained in the deed for the parcel is insured in the applicable Title Policy listed in Section 4(ac) of the

          Disclosure Schedule and each parcel is owned by the named insured in the Title Policy for such parcel. Except as referenced in the Title Policies, the buildings and improvements, if any, are located within the boundary applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land unless such easement will be relocated in the ordinary course of developing such parcel, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is, or shall be upon completion of development, provided by paved public right-of-way with adequate curb cuts available;

                         (D) all Facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                         (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Fee Owned Property;

                         (F) there are no outstanding options or rights of first refusal to purchase the Fee Owned Property, or any portion thereof or interest therein;

                         (G) there are no parties (other than the Target and its Subsidiaries) in possession of the Fee Owned Property, other than tenants under any leases disclosed in Section 4(j)(i)(E) of the Disclosure

          Schedule who are in possession of space to which they are entitled;

                         (H) all Facilities are supplied with utilities and other services necessary for the operation of such Facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Fee Owned Property; and

                         (I) each Fee Owned Property abuts on and has or will have upon completion of development direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the Fee Owned Property.

                    (ii) With respect to each such parcel of Optioned Real
     Property:

                         (A) the identified owner as described in the respective option agreements for the Optioned Real Property has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for the Permitted Encumbrances;

                         (B)  there are no (1) pending or threatened
          condemnation proceedings relating to the property, (2) pending or threatened litigation or administrative actions relating to the property, or (3) other matters materially affecting adversely the current use, occupancy, or value thereof;

                         (C) the legal description for the parcel contained in the applicable preliminary title report listed in Schedule 4(ac) of the Disclosure Schedule fully describes the deed for such parcel. Except as referenced in the preliminary title report, the buildings and improvements, if any, are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land unless such easement will be relocated in the ordinary course of developing such parcel, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is, or shall be upon completion of development, provided by paved public right-of-way with adequate curb cuts available; and

                         (D) each Optioned Real Property abuts on and has or will have upon completion of development direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the Optioned Real Property.

               (k)  INTELLECTUAL PROPERTY.

                     (i) Section 4(k) of the Disclosure Schedule lists any and all items of Intellectual Property in which the Target and its Subsidiaries have an interest (the "Target Intellectual Property"). The Target and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Target Intellectual Property necessary for the operation of the business of the Target and its Subsidiaries as presently conducted, the absence of which would not have a material adverse effect on the business of the Target and its Subsidiaries. Each item of Target Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Target or its Subsidiaries on substantially the same terms and conditions immediately subsequent to the Closing hereunder or the absence of such availability would not have a material adverse effect on the business of the Target and its Subsidiaries. Each of the Target and its Subsidiaries has taken all necessary action to protect each item of Target Intellectual Property or the absence of such protection will not have a material adverse effect on the business of the Target and its Subsidiaries as presently conducted.

                    (ii) None of the Target Intellectual Property interferes with, infringes upon, misappropriates, or otherwise comes into conflict with any Intellectual Property rights of third parties, and none of the Seller and the Target and its Subsidiaries has ever received any charge, complaint, claim, or notice alleging any Target Intellectual Property interferes with, infringes, misappropriates, or violates rights of third parties. No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

                   (iii) Section 4(k) of the Disclosure Schedule identifies each license, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of the Target Intellectual Property (together with any exceptions). The Seller has made available to the Buyer correct and complete copies of all such licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Target Intellectual Property that any of the Target and its Subsidiaries owns:

                         (A) the identified owner possesses all right, title, and interest in and to the item;

                         (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

                         (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

                    (iv) Section 4(k) of the Disclosure Schedule also identifies each item of Target Intellectual Property that any third party owns and that any of the Target and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Seller has made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Target Intellectual Property:

                         (A) the license, sublicense, agreement, or permission covering the item is in full force and effect;

                         (B) the license, sublicense, agreement, or permission will continue to be in full force and effect on substantially identical terms following the Closing;

                         (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                         (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

                         (E)  with respect to each sublicense, the
          representations and warranties set forth in subsections (A) through
          (D) above are true and correct with respect to the underlying license.

               (l) INVENTORY. The inventory of the Target and its Subsidiaries consists of unimproved land that is in various stages of entitlement, land in the process of being developed into buildable lots, raw materials and supplies, manufactured and purchased parts, homes in process and finished homes. All construction and development activities undertaken or ongoing are conducted in accordance with plans and specifications which have received all approvals of governmental authorities required at the time and are conducted in accordance with applicable laws, rules and regulations in effect at the time. Notwithstanding any other provision of this Agreement, the Seller makes no warranty as to the condition of soil, drainage or erosion on the Fee Owned Property or the Optioned Real Property and the Buyer acknowledges that the soils on most or all of the parcels comprising the Fee Owned Property or the Optioned Real Property and on real property on which the Target and its predecessors (including Melody Homes, a division of Singer Housing Company) have previously built homes are expansive, and the Buyer assumes responsibility for determining the necessity and manner of addressing any special arrangements required in connection with, or any limitation on, the use of the Fee Owned Property and the Optioned Real Property which are necessary or arise by reason of the expansive soils.

               (m) REAL PROPERTY LEASES. Section 4(m) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target and its Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(m) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(m) of the Disclosure Schedule:

                     (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect and the Target has the right to possession of the property in accordance with the terms of the lease or sublease;

                    (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                   (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iv) no party to the lease or sublease has repudiated any provision thereof;

                     (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                    (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                   (vii) none of the Target and its Subsidiaries has assigned, transferred or conveyed any interest in the leasehold or subleasehold;

                  (viii) none of the Target and its Subsidiaries has mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                    (ix) all Facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                     (x) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

               (n) CONTRACTS. Section 4(n) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which any of the Target and its Subsidiaries is a party:

                     (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per annum or not entered into in the Ordinary Course of Business;

                    (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $100,000 or not entered into in the Ordinary Course of Business;

                   (iii) any written arrangement concerning a partnership or joint venture;

                    (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $100,000 or not entered into in the Ordinary Course of Business or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                     (v) any written arrangement concerning confidentiality or noncompetition;

                    (vi) any written arrangement involving the Seller and its Affiliates;

                   (vii) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement; or

                  (viii) any other written arrangement (or group of related written arrangements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.

The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(n) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. None of the Target and its Subsidiaries is a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(n) of the Disclosure Schedule under the terms of this Section 4(n). No unfilled customer order or commitment obligating any of the Target and its Subsidiaries to process, manufacture, or deliver products or perform services will result in a loss to any of the Target and its Subsidiaries upon completion of performance. No purchase order or commitment of any of the Target and its Subsidiaries is outside the Ordinary Course of Business, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. Except as occurs in the Ordinary Course of Business, no supplier of any of the Target and its Subsidiaries has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to them.

               (o) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet (including any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

               (p) POWER OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

               (q) INSURANCE. Section 4(q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past eight (8) years:

                     (i) the name, address, and telephone number of the agent;

                    (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                   (iii) the policy number and the period of coverage;

                    (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                     (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date, and after the purchase by the Buyer of the Target Shares, the policy will continue to cover, without limitation, any and all events which would have been covered prior to the Closing Date; (C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered during the past eight (8) years by the insurance described in Section 4(q) of the Disclosure Schedule. Section 4(q) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

               (r) LITIGATION. Section 4(r) of the Disclosure Schedule sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge or (ii) is a party or is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Seller or Seller Shareholders have a Basis to consider that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and its Subsidiaries.

               (s) HOME WARRANTIES. Each home sold or delivered by any of the Target and its Subsidiaries during the Seller's ownership thereof has been sold subject to a purchase contract and Home Owner's Manual (collectively the "Sales Documents") which include the terms of: (i) an express limited warranty by the seller thereof; and (ii) a limited structural warranty provided by Residential Warranty Corporation, Home Buyers Warranty, Homeowners Warranty or similar homeowner warranty company (collectively the "Warranties"). The Sales Documents specifically disclaim other warranties and recite that the Warranties are given in lieu of other rights and remedies to which the home buyers may be entitled with respect to the condition, design and construction of the homes. In addition, each home sold by the Target and its Subsidiaries or any predecessor entity within the proceeding ten (10) years, including homes built by or at the direction of the Target and its Subsidiaries and their predecessors, was sold with a limited structural warranty provided by Residential Warranty Corporation, Home Buyers Warranty, Homeowners Warranty or similar homeowner warranty company. Schedule 4(s) of the Disclosure Schedule includes copies of the standard terms and conditions of the Warranties and the Waiver and Release Agreement signed by buyers in connection therewith.

               (t) WARRANTY LIABILITY. Neither the Target nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) for replacement or repair of homes sold under the Warranties. Reserves for product warranty claims have been established as set forth in the Most Recent Balance Sheet (including any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past practice and custom of the Target and its Subsidiaries.

               (u) EMPLOYEES. No employee who is executing an Employment Letter pursuant to Section 7(a) of this Agreement has any plans to terminate employment with any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Target and its Subsidiaries has committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

               (v)  EMPLOYEE BENEFIT PLANS; ERISA.

                     (i) Neither the Target nor any Target Subsidiary is a party to any oral or written (A) employment, severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice,
     (B) agreement with any executive officer or other key employee of the Target or any Target Subsidiary (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Target or any Target Subsidiary of the nature of any of the transactions contemplated by this Agreement, (2) providing any term of employment or compensation guarantee extending for a period longer than one year, or (3) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, or (C) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                    (ii) Neither the Target nor any corporation or other entity which under Section 4001(b) of ERISA is under common control with the Target (a "Target ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of ERISA, which is subject to ERISA. Each Pension Plan and Welfare Plan disclosed in Section 4(v) of the Disclosure Schedule (which Plans have been heretofore delivered to the Buyer) and maintained by the Target has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto. The Target has made available to the Buyer each Pension Plan and Welfare Plan, their corresponding summary plan descriptions and any material modifications, along with the three (3) most recent Forms 5500, 5500-C or 5500-R required to be filed for each Pension Plan and Welfare Plan.

                   (iii) Neither the Target nor any Target ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code. The Target has made available to the Buyer, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the determination letter issued by the IRS to the effect that each such Plan satisfies the requirements of the Tax Reform Act of 1986, as amended, and a copy of any later determination letter issued by the IRS to the effect that each such Plan is so qualified, and that each trust created thereunder is tax-exempt under Section 501 of the Code, and the Target is unaware of any fact or circumstances that could reasonably be expected to jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

                    (iv) No Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency nor are any such

     Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims (other than routine claims for benefits) by employees or beneficiaries covered under any such Plan or by any other parties.

                     (v) No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, resulting in liability to the Target or any Target ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. No breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of Target, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan has occurred.

                    (vi) Neither the Target nor any Target ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither the Target nor any Target ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to the Target or any Target ERISA Affiliate.

                   (vii) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Target or any Target ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would constitute an excess parachute payment (within the meaning of Section 280G of the Code).

                  (viii) With respect to the Target and each Target ERISA Affiliate, Section 4(v) of the Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which the Target is a party or by which the Target or any property or asset of the Target is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement.

                    (ix) None of the Pension Plans or Welfare Plans, or any trust related thereto, has incurred any federal, state or local tax liability.

                    (x) With respect to employees and former employees of the Target, their spouses and their dependents, the Target is in substantial compliance with the notice and continuation coverage requirements of
     Section 4980B(f) of the Code and regulations thereunder ("COBRA").

                    (xi) The Target is not obligated to provide any retiree or post-employment benefits under a Welfare Plan to existing or former employees other than so-called "COBRA" health care continuation coverage, in accordance with Section 4980B of . The Target represents and warrants that there are no Welfare Plans of the Target providing medical, dental, health, life insurance, or similar benefits for terminated or retired employees of the Target, including early retirees, except as may be required by COBRA.

               (w) GUARANTEES. Following the termination of the Guarantees as provided in this Agreement, none of the Target and its Subsidiaries shall be a guarantor or otherwise be liable for any Liability or obligation (including indebtedness) of any other person.

               (x)  ENVIRONMENT, HEALTH, AND SAFETY.

                     (i) Each of the Target, its Subsidiaries, and their respective Affiliates has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety (with only such deviations therefrom as are common in the industry which would not result in criminal prosecution of the imposition of civil penalties in excess of $5,000 in the aggregate), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice is currently pending or commenced against any of them alleging any failure to comply with any such law or regulation.

                    (ii) None of the Target and its Subsidiaries has any Liability (and there is no Basis related to the past or present operations, properties, or facilities of any of the Target, its Subsidiaries, and their respective Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of the Target and its Subsidiaries giving rise to any Liability) under any Environmental Law.

                   (iii) None of the Target and its Subsidiaries has any Liability (and none of the Target, its Subsidiaries, and their respective Affiliates has disposed, released or arranged for the disposal of any Hazardous Substance on any property or facility owned or operated by the Target or its Subsidiaries or their respective Affiliates in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against any of the Target and its Subsidiaries giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                    (iv) None of the Target, its Subsidiaries or their respective Affiliates has disposed or arranged for the disposal of any Hazardous Substance at any property, site or facility which has been designated or proposed for designation as a state or federal superfund site under an Environmental Law.

                     (v) None of the Target and its Subsidiaries has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of the Target and its Subsidiaries giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety in effect prior to Closing.

                    (vi) None of the Target and its Subsidiaries has any Liability (and none of the Target and its Subsidiaries has exposed any employee to any substance that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against any of the Target and its Subsidiaries giving rise to any Liability) for any illness of or personal injury to any employee.

                   (vii) Each of the Target and its Subsidiaries has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and requirements which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, judgments, orders, decrees, stipulations, and injunctions thereunder) relating to public health and safety, worker health and safety, industrial hygiene, and regulation or protection of the environment, including laws relating to the Release or threatened Release of pollutants, contaminants, or chemical, industrial, toxic materials or wastes, or Hazardous Substances, into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, toxic materials or wastes, or Hazardous Substances with only such deviations therefrom as are common in the industry which would not result in criminal prosecution or the imposition of civil penalties in excess of $5,000 in the aggregate.

                  (viii) All properties and equipment used in the business of the Target and its Subsidiaries are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Hazardous Substances.

                    (ix) All product disclosures of the Target and its Subsidiaries has been in conformity with applicable laws (including rules and regulations thereunder).

                     (x) No Hazardous Substance ever has been buried, stored or Released on any real property that any of the Target and its Subsidiaries owns or ever has owned or that any of the Target and its Subsidiaries leases or ever has leased with only such deviations therefrom as are common in the industry which would not result in criminal prosecution or the imposition of civil penalties in excess of $5,000 in the aggregate.

                    (xi) The Seller has delivered to the Buyer copies, or a list, of all environmental audits and other similar reports in the possession of the Seller, the Target or its Subsidiaries or their respective employees or agents, that have been prepared by or on behalf of the Target or its Subsidiaries with respect to real property ever owned or operated by the Target or its Subsidiaries.

               (y)  LEGAL COMPLIANCE.

                     (i) Each of the Target and its Subsidiaries has complied with all laws (other than Environmental Laws or laws relating to the regulation of Hazardous Substances, which are covered exclusively in
     Section 4(x)) applicable to the business of the Target and its Subsidiaries with only such deviations therefrom as are common in the industry which would not result in criminal prosecution or the imposition of civil penalties in excess of $5,000 in the aggregate (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of the Target and its Subsidiaries alleging any failure to comply with any such law or regulation.

               (z) SOLD OUT PROJECTS. All homes and homebuilding projects built by or at the direction of the Target or its Subsidiaries and their predecessors for which title has transferred to the purchaser thereof received all approvals of governmental authorities (including licenses and permits) required at the time in connection with the development and construction of such homes or homebuilding projects.

               (aa) PARK VIEW. Park View has no operations, businesses, assets, Liabilities, contracts, agreements or other rights or obligations.

               (ab) [Intentionally Deleted]

               (ac) TITLE INSURANCE; TITLE REPORTS; SURVEYS. Section 4(ac) of the Disclosure Schedule lists and describes with respect to each such parcel of Fee Owned Property or Optioned Real Property of the Target and its Subsidiaries
(i) each Title Policy existing as of the Closing Date, and (ii) title reports (including preliminary title reports) existing as of the Closing Date.

               (ad) CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET AND ITS SUBSIDIARIES. None of the Seller, Seller Shareholders and their Affiliates has been involved in any business arrangement or relationship with any of the Target and its Subsidiaries within the past twelve (12) months with terms less favorable to the Target and its Subsidiaries than could be obtained from unaffiliated parties, and none of the Seller, Seller Shareholders and their Affiliates owns any property or right, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

               (ae) BROKERS' FEES. None of the Target and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (af) DISCLOSURE. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

               (ag) NO OTHER REPRESENTATIONS REGARDING CONDITION OF BUSINESS. The Buyer acknowledges that it has had the opportunity to make, and has made, its own inspections and investigations of the business of the Target and its Subsidiaries (the "Business") and the assets of the business. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS OR THE ASSETS OF THE BUSINESS, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO THE CONDITION OF THE ASSETS OF THE

BUSINESS, THE MERCHANTABILITY OF THE ASSETS OF THE BUSINESS, THE HABITABILITY OF THE ASSETS OF THE BUSINESS, THE SUITABILITY OF THE ASSETS OF THE BUSINESS OR THE FITNESS OF OTHER ASSETS OF THE BUSINESS FOR ANY PURPOSE. Except as expressly provided in this Agreement, the Buyer shall be relying on its own investigation in acquiring the Business and the assets of the Business and shall be accepting the Business and the assets of the Business as is. The Seller makes no warranty as to the correctness or accuracy of any information contained in any third-party consultant reports delivered by the Seller to the Buyer regarding the Business or the assets of the Business, except to the extent, if any, such information is expressly warranted by the Seller under this Agreement.

          5.   [Intentionally Deleted]

          6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

               (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 herein). The Seller and Buyer acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Target and its Subsidiaries.

               (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as may be reasonably requested in connection with the contest or defense, all at the sole cost and expense of the contesting or defending
Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 herein).

               (c) TRANSITION. The Seller and Seller Shareholders will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the business of any of the Target and its Subsidiaries to the Buyer from and after the Closing.

               (d) CONFIDENTIALITY. The Seller and the Seller Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its or his possession. In the event that the Seller or a Seller Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller or Seller Shareholder will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or Seller Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or Seller Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Seller Shareholder shall use its or his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

               (e) COVENANT NOT TO COMPETE. For a period of twenty (20) years from and after the Closing Date, the Seller hereby agrees not to engage, directly or indirectly, within 100 miles from the city limits of Denver, Colorado, in any business that any of the Target or its Subsidiaries conducts as of the Closing Date; provided, however, that no owner of less than 0.5% of the outstanding securities of any corporation, the securities of which are listed on a nationally recognized securities exchange or traded on a nationally recognized over-the-counter market, shall be deemed to engage solely by reason thereof in any of its businesses. $1,000,000 of the Purchase Price which is payable to the Seller shall be in consideration of its Covenant Not to Compete.

               (f)  ELECTIONS.

                    (i) The Seller and the Buyer shall jointly make an election under Section 338(h)(10) of the Code and corresponding elections under state and local laws, as applicable. The Buyer and the Seller shall take any and all further actions necessary to cause the purchase of the Target Shares as herein contemplated to be treated as an acquisition of the Target's assets for federal, state and local tax purposes. The Seller and the Buyer shall jointly make an election under
     Section 338(h)(10) of the Code and corresponding elections under state and local laws, as applicable. The Buyer and the Seller shall take any and all further actions necessary to cause the purchase of the Target Shares as herein contemplated to be treated as an acquisition of the Target's assets for federal, state and local tax purposes. The Seller shall allocate the Purchase Price upon such deemed sale of assets for tax purposes among the Target's assets on such reasonable basis as is proposed by the Buyer, an estimate (the "Estimate") for which is provided on SCHEDULE A. To the extent that there is any deviation in the Purchase Price (due, among other things, to adjustments for distributions and borrowings under the Lowes Enterprises Loans, the amount of costs incurred in connection with the

     Closing or the balance of stockholders equity on the Closing Date from the Estimate set forth on SCHEDULE A, the allocation of the Purchase Price to inventory and goodwill shall be adjusted and the Estimate shall be finalized by the Buyer and provided to the Seller within one hundred twenty (120) days of the Closing Date. The final determination of the allocation of the Purchase Price shall be made upon the closing of the books and shall be included in a revised SCHEDULE A which shall be attached to and made a part of this Agreement.

                    (ii) In the event a Section 338(h)(10) election is not allowable for Colorado income tax purposes, the Seller shall refund to the Buyer the dollar amount of the tax benefits which would otherwise have been available to the Buyer if such election had been allowable; provided, however, that such refund amount shall not exceed the amount of Colorado income taxes the Seller and/or the Seller Shareholders are not required to pay (or are entitled to receive a refund with respect to) by virtue of the disallowance of the Section 338(h)(10) election. Such refund shall be made promptly upon the disallowance of a Section 338(h)(10) election by Colorado taxing authorities.

               (g) NOTICE TO RESIDENTIAL WARRANTY CORPORATION. The Seller shall give notice to Residential Warranty Corporation of the change in ownership of the Target as a result of the consummation of the transactions contemplated by this Agreement.

               (h) INDEMNIFICATION RIGHTS UNDER ASSET PURCHASE AGREEMENT. To the extent that a claim which would be subject to indemnity in favor of the Seller under that certain Asset Purchase Agreement, dated as of December 20, 1993, by and among Falcon Development Corporation, Melody Homes, Inc., Melody Homes and Melody Construction Co., including, without limitation, claims in connection with any and all pending litigation concerning alleged defects in or misrepresentations pertaining to polybutylene pipes, is made against the Target or its Subsidiaries or the Buyer as successor to the Seller, the Seller shall execute all documents reasonably necessary to ensure that the Buyer shall have the benefit of said indemnity; provided, however, that nothing herein shall diminish the indemnity rights of the Seller.

          7.   CONDITIONS TO OBLIGATION TO CLOSE.

               (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     (i)      the representations and warranties set forth in
     Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) the Seller, the Target and the Target's Subsidiaries shall have given any notices to third parties and obtained any third-party consents that are necessary, proper or advisable or that the Buyer shall have requested in connection with the matters pertaining to the Target and its Subsidiaries disclosed or required to be disclosed in the Disclosure Schedule. Each of the Seller, the Target and the Target's Subsidiaries shall have filed any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and each of the Seller, the Target and the Target's Subsidiaries shall have made any further filings pursuant thereto that were necessary, proper, or advisable. Each of the Seller, the Target and the Target's Subsidiaries shall have taken any additional action that was necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties as set forth in Annex I, Annex II and the Disclosure Schedule or that it was required to give, make, obtain or receive;

                   (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
     (A) prevent
     consummation of any of the transactions contemplated by this Agreement,
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Target Shares or any of the Target and its Subsidiaries (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                    (iv) the Target and the Employees shall have executed the Employment Letters, effective upon the Closing;

                     (v) the Target's stockholder equity on the Closing Date shall be equal to or greater than $15,360,000 (which includes stockholder equity as of June 30, 1996 plus the after tax earnings of the Target from July 1, 1996 through September 30, 1996 equal to or greater than $1,450,000, plus the after tax earnings of the Target from October 1, 1996 through the Closing Date, plus the outstanding balance of Lowe Enterprises Loans of $2,951,000 (the liability for which the Seller Shareholders are obligated)); the determination of stockholder equity shall be made on the same accounting basis as the audited financial statements of the Target for the year ended June 30, 1996 and the three months ended September 30, 1996;

                    (vi) the Seller shall have redeemed, repurchased or otherwise extinguished to the Buyer's satisfaction, the Series A Preferred Stock of the Seller;

                   (vii) the Seller shall have (A) negotiated and be responsible (not from funds of the Target) for the prepayment of Lowe Enterprises Loans and the termination of any profit participation by Lowe Enterprises or any of its Affiliates in the Target and its Subsidiaries, upon terms and conditions which are mutually satisfactory to the Parties, and (B) caused any and all actions necessary to cause Lowe Enterprises to deliver to the Target and its Subsidiaries all Uniform Commercial Code termination statements and similar documents which the Buyer shall reasonably request;

                  (viii) the Seller shall have assigned all of the Required Leases to the Target in a manner subject to the reasonable approval of the Buyer;

                    (ix) the Seller shall have transferred to the Target its entire ownership interest in Woodbridge, Fox Creek and Park View, including any issued and outstanding member shares held of record or owned beneficially by the Seller, in a manner subject to the reasonable approval of the Buyer;

                     (x) the Seller shall have paid the Buyer at the Closing by reduction in the Purchase Price any and all amounts indicated in
     Section 2(c) of this Agreement;

                    (xi) the obligations of the Target and its Subsidiaries set forth on SCHEDULE B of this Agreement to be paid in full by Target with funds to be received from the Buyer on the Closing Date, as part of a refinancing of the related assets, or otherwise completely satisfied or discharged, in a manner subject to the reasonable approval of the Buyer;

                   (xii) the Seller shall have caused any and all actions necessary to cause (A) the termination of the obligations of the Target and its Subsidiaries pursuant to the Guarantees, (B) the termination of the obligations of the Target and its Subsidiaries pursuant to the Environmental Indemnities, and (C) U.S. Bank of Nevada to deliver to the Target and its Subsidiaries all Uniform Commercial Code termination statements and similar documents which the Buyer shall reasonably request to evidence such termination;

                  (xiii) the Buyer shall have renegotiated to its sole satisfaction the Loan Agreement, dated as of December 18, 1993, by and between Melody and Bank One, Arizona, National Association, a national banking association;

                   (xiv) the Buyer shall have obtained reasonable evidence from Banc One Capital Partners II of the payments made in accordance with
     Section 2(d) herein and that upon payment of such amounts, the warrants held by Banc One

     Capital Partners II pursuant to that certain Series 1993 Warrant to Purchase Shares of Common Stock of Falcon Development Corporation have been eliminated;

                    (xv) the Seller shall have cooperated with the Buyer to cause the Target to obtain a new workers compensation policy in form and substance satisfactory to the Buyer;

                   (xvi) the Seller shall have delivered to the Buyer the following financial statements for the Target and its Subsidiaries (collectively the "Financial Statements"): (A) unaudited combined financial statements for Melody Construction Co. and Melody Homes for the calendar year 1992, including combined balance sheet, statement of income, statement of partnership equity and statement of cash flows; (B) unaudited internal financial statements of Melody Homes for the eleven (11) months ended November 30, 1993, including combined balance sheet, statement of income and statement of partnership equity; (C) unaudited internal financial statements of Melody for the seven (7) months ended June 30, 1994, including balance sheet, statement of income and statement of retained earnings; (D) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow of Melody as of and for the fiscal year ended June 30, 1995; (E) unqualified audited financial statements, including consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended June 30, 1996 (the "Most Recent Fiscal Year End"); and (F) unqualified audited financial statements, including consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended September 30, 1996 (the "Most Recent Fiscal Month End"); and (G) unaudited financial statements, including consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the two months ended November 30, 1996. The Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, shall be correct and complete, and shall be consistent with the books and records of the Target and its Subsidiaries (which books and records are correct and complete); provided, however, that the interim Financial Statements shall be subject to normal year-end adjustments (which will not be material) and lack footnotes and other presentation items;

                  (xvii)      [Intentionally Deleted]

                 (xviii)      the Buyer shall have received from Montgomery
     Securities, financial advisor to the Buyer, a fairness opinion in form satisfactory to the Buyer addressed to the Buyer and dated as of the Closing Date;

                   (xix) the Buyer shall have received from counsel to the Seller and Seller Shareholders an opinion with respect to the matters set forth in EXHIBIT C attached hereto, addressed to the Buyer and dated as of the Closing Date;

                    (xx) the Buyer shall have received the resignations of each director of the Target and its Subsidiaries in his capacity as a director of the Target or its Subsidiaries, effective as of the Closing;

                   (xxi) the Buyer shall have received the written consent of its lenders pursuant to the terms of that certain Credit Agreement, dated March 29, 1996, among the Buyer, First Hawaiian Bank, Bank of America NT&SA, NBD Bank, Bank of Boston and Bank of Hawaii, to the transactions contemplated by this Agreement; and

                  (xxii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer and its counsel.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

               (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                     (i)      the representations and warranties set forth in
     Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) the Buyer shall have obtained any third-party consents that are necessary, proper or advisable. The Buyer shall have filed any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Buyer shall have made any further filings pursuant thereto that were necessary, proper, or advisable. The Buyer shall have taken any additional action that was necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties as set forth in Annex I, Annex II and the Disclosure Schedule or that it was required to give, make, obtain or receive;

                   (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                    (iv)      [Intentionally Deleted]

                     (v) the Seller shall have received from counsel to the Buyer an opinion with respect to the matters set forth in EXHIBIT D attached hereto, addressed to the Seller and dated as of the Closing Date; and

                    (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller, Target and its Subsidiaries and their counsel.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

          8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

               (a) SURVIVAL. All of the representations and warranties of the Parties contained in Section 3 herein shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever. All of the representations and warranties of the Seller contained in
Section 4 herein shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months; provided that the representations and warranties in Section 4(h) shall continue in full force and effect until the expiration of the particular statute of limitations on the assessment of collection of the particular Tax involved. The Covenant Not to Compete contained in Section 6(e) of this Agreement, shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of twenty (20) years. All of the other covenants of the Parties contained in Section 6 of this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of four (4) years. The covenants of the Parties contained in Section 2(c)(iii) and Section 2(d) of this Agreement shall survive the Closing hereunder (even if the damaged

Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of six (6) months. Notwithstanding anything in this Section 8(a), the Buyer's representation and warranty in Section 3(b)(vi) herein shall remain in full force and effect and nothing in this Section 8(a) shall diminish the rights of the Seller to make a claim for indemnification against the Buyer for a breach of such representation and warranty in Section 3(b)(vi).

               (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                     (i) In the event the Seller breaches any of its representations or warranties contained in Section 4 herein or any of the Seller or Seller Shareholders breaches any of its covenants contained in
     Section 6 (other than the Covenant Not to Compete as contained in Section 6(e)) and provided that the particular representation, warranty or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(h) herein within the applicable survival period, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences (x) in excess of $100,000 in the aggregate and (y) for an amount not to exceed $1 million in the aggregate ($500,000 of which shall be deposited by the Seller into an interest bearing escrow mutually acceptable to the Buyer and Seller not to be released prior to eighteen (18) months without Buyer's consent), the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach in the event of fraud, deceit, intentional misrepresentation or active concealment by the Seller or Seller Shareholders.

                    (ii) In the event that the Seller breaches its Covenant Not to Compete contained in Section 6(e) herein, and provided that the Buyer makes a written claim for indemnification against the Seller pursuant to
     Section 10(h) herein, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                   (iii) In the event any of the Seller or Seller Shareholders breaches the representations and warranties in Section 3(a) herein and provided that the Buyer makes a written claim for indemnification against the Seller Shareholders pursuant to Section 10(h) herein, then the Seller Shareholders agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach to be apportioned as follows: (x) seventy-five percent (75%) shall be a Joint and Several obligation of Madison Graves, Jay Bingham and Fred Ahlstrom; and (y) twenty-five percent (25%) shall be a Several obligation of Mark Doppe.

               (c)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.

                    (i) In the event the Buyer breaches any of its representations or warranties contained herein, and provided that the particular representation or warranty survives the Closing and the Seller makes a written claim for indemnification against the Buyer pursuant to
     Section 10(h) herein within the applicable survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                    (ii) In the event the Buyer breaches any of its covenants contained in Section 6 herein, and provided that the particular covenant survives the Closing and that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 10(h) herein within the applicable survival period, then the Buyer agrees to indemnify the Seller from and against any Adverse Consequences (x) in excess of $100,000 in the aggregate and (y) for an amount not to exceed $1 million in the aggregate, the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

               (d) MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability (whether known or unknown) with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, provided that the Indemnifying Party shall not, without the written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) compromise or settle any such matter.

               (e) DETERMINATION OF LOSS. The Parties shall make appropriate adjustments for Tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money (using the Applicable Rate as the discount rate) in determining the amount of loss for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

               (f)  DAMAGES.  Notwithstanding any other provision of this
Section 8, in no event shall the Parties be obligated to indemnify for any consequential damages resulting from any misrepresentation or breach of any warranty, covenant or agreement, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, unless the Indemnified Party is liable to a third party for such consequential damages, and further provided that inasmuch as the Seller has agreed to make an election under Section 338(h)(10) of the Code as an accommodation to the Buyer, in no event shall the Seller be obligated to indemnify the Buyer for any Adverse Consequences resulting from an audit of the Seller or the Buyer by the Internal Revenue Service or any state or local tax authority with regard to the Buyer's tax treatment of the transaction as a stock purchase treated as an asset purchase under such Section of the Code.

               (g) EXCLUSIVE REMEDIES. The remedies contained in this Agreement, and any statutory, common law or equitable remedies available to the Buyer for any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach of a representation, warranty or covenant of the Seller or a Seller Shareholder in the event of fraud, deceit, intentional misrepresentation or active concealment by the Seller or a Seller Shareholder, shall be exclusive of all other statutory or common law remedies any Party may have for breach of a representation, warranty or covenant.

          9.   [Intentionally Deleted]

          10.  MISCELLANEOUS.

               (a)  [Intentionally Deleted]

               (b) PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release, announcement or other public communication relating to the subject matter of this Agreement or any of the transactions contemplated hereby without the prior written approval of the Buyer and the Seller (which approval will not be unreasonably withheld); provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties a reasonable amount of time prior to making the disclosure). The transactions contemplated hereby shall remain confidential until they are publicly announced by the Buyer.

               (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

               (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, letters of intent, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

               (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named

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herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

               (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          (i)  If to the Seller or the Seller Shareholders:

               Falcon Development Corporation
               2290 South Jones Boulevard #110
               Las Vegas, Nevada 89102
               Attn: James Betz, Esq.
               phone: (702) 221-2338
               fax:   (702) 871-3945;

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         (ii)  with a copy to:

               O'Melveny & Myers
               610 Newport Center Drive, Suite 1700
               Newport Beach, CA 92660
               Attn: David A. Krinsky, Esq.
               phone: (714) 669-7902
               fax:   (714) 669-6994;

        (iii)  If to the Buyer:

               Schuler Homes, Inc.
               828 Fort Street Mall, 4th Floor
               Honolulu, HI 96813
               Attn: James K. Schuler
               phone: (808) 521-5661
               fax:   (808) 538-1476;

          (iv) with a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA 94303
               Attn: Thomas A. Bevilacqua, Esq
               phone: (415) 496-2644
               fax:   (415) 496-2755.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

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

               (j) AMENDMENTS AND WAIVERS. No amendment of any provisions of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               (l) EXPENSES. The Buyer shall bear the costs and expenses (including without limitation investment banking, legal and accounting fees) incurred by the Seller in connection with this Agreement and the transactions contemplated hereby, in an amount not to exceed $150,000 which shall be reimbursed no later than ten (10) days after the receipt by the Buyer of a reasonably detailed invoice from the Seller. The Seller agrees that none of the Target and its Subsidiaries has borne or will bear any of the Seller's costs and expenses (including without limitation investment banking, legal and accounting fees) in connection with this Agreement or any of the transactions contemplated hereby.

               (m) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to

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

express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

               (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) herein), in addition to any other remedy to which they may be entitled, at law or in equity.

               (p) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in San Francisco, California in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding

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

so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

               (q) ATTORNEYS' FEES AND COSTS. In the event a civil action is brought by a Party to enforce the provisions of this Agreement, the Party prevailing in such litigation shall be entitled to recover from the other Party the prevailing Party's reasonable attorneys' fees and costs incurred in connection with such civil action.

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                                       72
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          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   SCHULER HOMES, INC.



                                   By: /s/ James K. Schuler
                                       ---------------------------------------
                                       Name: James K. Schuler
                                       Title: President


                                   FALCON DEVELOPMENT CORPORATION



                                   By: /s/ Fred Ahlstrom
                                       ---------------------------------------
                                       Name: Fred Ahlstrom
                                       Title: President


                                   /s/ Madison Graves
                                   -------------------------------------------
                                   Madison Graves


                                   /s/ Jay Bingham
                                   -------------------------------------------
                                   Jay Bingham


                                   /s/ Fred Ahlstrom
                                   -------------------------------------------
                                   Fred Ahlstrom


                                   /s/ Mark Doppe
                                   -------------------------------------------
                                   Mark Doppe